Putnam Dynamic Asset Allocation Balanced Fund
3/31/15 Semi Annual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	  8,437
Class B	  265
Class C	  621
Class M	  139

72DD2 (000s omitted)

Class R	  96
Class R5  1
Class R6  270
Class Y	  1,329


73A1

Class A	  0.106
Class B	  0.050
Class C	  0.056
Class M	  0.069

73A2

Class R	  0.088
Class R5  0.125
Class R6  0.132
Class Y	  0.124


74U1  (000s omitted)

Class A	  82,692
Class B	  5,368
Class C	  12,055
Class M	  2,087

74U2  (000s omitted)

Class R	  1,139
Class R5  14
Class R6  2,262
Class Y	  12,354

74V1

Class A	  14.84
Class B   14.78
Class C   14.51
Class M	  14.81

74V2

Class R   14.73
Class R5  14.87
Class R6  14.87
Class Y	  14.86


Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semimonthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.